                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. )1

                            Factory 2-U Stores, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    303072102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 18, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            /  /        Rule 13d-1(b)

            / x/        Rule 13d-1(c)

            /  /        Rule 13d-1(d)

--------

1     The remainder  of  this  cover  page  shall  be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information  required in the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

---------------------                                       --------------------
CUSIP No. 303072102                   13G                      Page 2 of 9 Pages
---------------------                                       --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Couchman Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     British Virgin Islands
--------------------------------------------------------------------------------
 NUMBER OF         5      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    1,192,200 shares
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                1,192,200 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     1,192,200 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     6.6%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                       --------------------
CUSIP No. 303072102                   13G                      Page 3 of 9 Pages
---------------------                                       --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Couchman Capital LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    1,192,200 shares
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                1,192,200 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     1,192,200 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     6.6%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                       --------------------
CUSIP No. 303072102                   13G                      Page 4 of 9 Pages
---------------------                                       --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Jonathan Couchman
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         5      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    1,192,200 shares
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                1,192,200 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     1,192,200 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     6.6%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                       --------------------
CUSIP No. 303072102                   13G                      Page 5 of 9 Pages
---------------------                                       --------------------

Item 1(a).  Name of Issuer:

            Factory 2-U Stores, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            4000 Ruffin Road
            San Diego, California 92123

Item 2(a).  Name of Person Filing:

            This statement is jointly filed by Couchman  Partners,  L.P. ("CP"),
            Couchman Capital LLC ("CC"), and Jonathan Couchman (together with CP and CC, the "Reporting  Persons").  Because Jonathan Couchman is the
            sole  member  of the  Management  Board of CC,  which in turn is the general partner of CP, the Reporting Persons may be deemed, pursuant to Rule 13d-3 of the  Securities  Exchange  Act of 1934,  as amended
            (the  "Act"),  to be the  beneficial  owners of all shares of Common
            Stock of the Issuer  held by CP. The  Reporting  Persons  are filing this joint  statement,  as they may be  considered  a "group"  under
            Section  13(d)(3)  of the  Act.  However,  neither  the fact of this filing  nor  anything  contained  herein  shall be  deemed  to be an admission by the Reporting Persons that such a group exists.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            The  principal  business  address of CP is c/o Hedge  Fund  Services
            (BVI) Limited,  James Frett  Building,  PO Box 761,  Wickhams Cay 1,
            Road Town, Tortola,  British Virgin Islands.  The principal business address of CC and Mr. Couchman is 800 Third Avenue,  31st Floor, New
            York, New York 10022.

Item 2(c).  Citizenship:

            CP is a British Virgin Islands limited partnership. CC is a Delaware limited  liability  company.  Jonathan  Couchman is a citizen of the
            United States of America.

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.01 per share

Item 2(e).  CUSIP Number:

            303072102

Item 3.     If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            /X/   Not Applicable

---------------------                                       --------------------
CUSIP No. 303072102                   13G                      Page 6 of 9 Pages
---------------------                                       --------------------

     (a)  / / Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  / / Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  / / Insurance  company as defined in Section  3(a)(19) of the Exchange
              Act.

     (d)  / / Investment  company  registered  under Section 8 of the Investment
              Company Act.

     (e)  / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

     (f)  / / An employee benefit plan or endowment fund in accordance with Rule
              13d-1(b)(1)(ii)(F).

     (g)  / / A parent holding company or control person in accordance with Rule
              13d-1(b)(1)(ii)(G).

     (h)  / / A savings  association  as defined in Section  3(b) of the Federal
              Deposit Insurance Act.

     (i)  / / A  church  plan  that  is  excluded  from  the  definition  of  an investment  company  under  Section  3(c)(14)  of  the  Investment
              Company Act.

     (j)  / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.    Ownership.

     (a)   Amount beneficially owned:

           1,192,200 shares*

     (b)   Percent of class:

           6.6% (based on 17,946,882  shares of Common Stock  outstanding  as of
           December  12, 2003 as reported in the  Issuer's  Form 10-Q filed with the Securities and Exchange Commission on December 16, 2003).

     (c)   Number of shares as to which such person has:

     (i)   Sole power to vote or to direct the vote

           1,192,200 shares*

     (ii)  Shared power to vote or to direct the vote

           0 shares

---------------------                                       --------------------
CUSIP No. 303072102                   13G                      Page 7 of 9 Pages
---------------------                                       --------------------

     (iii) Sole power to dispose or to direct the disposition of

           1,192,200 shares*

     (iv)  Shared power to dispose or to direct the disposition of

           0 shares

           --------------------

           * Represents  shares held directly by CP. CC, as the general  partner of CP, and Jonathan  Couchman,  as the sole member of the  Management
           Board of CC,  may each be deemed to  beneficially  own the  1,192,200 shares of Common Stock of the Issuer held by CP.

Item 5.    Ownership of Five Percent or Less of a Class.

           If this  statement  is being  filed to report the fact that as of the date  hereof the  Reporting  Person  has ceased to be the  beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not Applicable

Item 7.    Identification  and  Classification  of the Subsidiary Which Acquired
           the  Security  Being  Reported  on by the Parent  Holding  Company or
           Control Person.

           Not Applicable

Item 8.    Identification and Classification of Members of the Group.

           See Exhibit A.

Item 9.    Notice of Dissolution of Group.

           Not Applicable

Item 10.   Certifications.

           By signing  below I certify  that,  to the best of my  knowledge  and belief,  the  securities  referred to above were not acquired and are not held  for the  purpose  of or with  the  effect  of  changing  or influencing  the control of the Issuer of the securities and were not acquired and are not held in connection  with or as a participant  in any transaction having that purpose or effect.

---------------------                                       --------------------
CUSIP No. 303072102                   13G                      Page 8 of 9 Pages
---------------------                                       --------------------

                                    SIGNATURE
                                    ---------

     After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information  set forth in this statement is true,  complete and correct.

Dated:    March 29, 2004                  COUCHMAN PARTNERS, L.P.

                                          By: Couchman Capital LLC,
                                              its general partner

                                          By: /s/ Jonathan Couchman
                                              ----------------------------------
                                              Jonathan Couchman
                                              Member of Management Board

                                          COUCHMAN CAPITAL LLC

                                          By: /s/ Jonathan Couchman
                                              ----------------------------------
                                              Jonathan Couchman
                                              Member of Management Board

                                           /s/ Jonathan Couchman
                                          --------------------------------------
                                          JONATHAN COUCHMAN

---------------------                                       --------------------
CUSIP No. 303072102                   13G                      Page 9 of 9 Pages
---------------------                                       --------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

      The  undersigned  hereby agree that the Statement on Schedule  13G,  dated
March 29,  2004,  with  respect  to the shares of Common  Stock of  Factory  2-U
Stores,  Inc. and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned  pursuant to and in accordance  with the  provisions  of Rule  13d-1(k)(1)  under the  Securities
Exchange Act of 1934, as amended.

      This  Agreement  may be executed in separate  counterparts,  each of which shall be deemed an original,  but all of which shall constitute one and the same instrument.

Dated:    March 29, 2004                 COUCHMAN PARTNERS, L.P.

                                         By: Couchman Capital LLC,
                                             its general partner

                                         By: /s/ Jonathan Couchman
                                            ------------------------------------
                                             Jonathan Couchman
                                             Member of Management Board

                                         COUCHMAN CAPITAL LLC

                                         By: /s/ Jonathan Couchman
                                            ------------------------------------
                                             Jonathan Couchman
                                             Member of Management Board

                                          /s/ Jonathan Couchman
                                         ---------------------------------------
                                          JONATHAN COUCHMAN